Exhibit 99.1

Contacts: Media: Investors:	Mike Cummins Melissa Napier	1.312.614.8412 1.312.614.8739

HILLSHIRE BRANDS CONFIRMS RECEIPT OF TERMINATION

NOTICE FROM PINNACLE FOODS

CHICAGO – June 30, 2014 – The Hillshire Brands Company (NYSE: HSH) today confirmed that Pinnacle Foods Inc. (NYSE: PF) has exercised its right to terminate the previously announced merger agreement between the companies.

On June 16, 2014, in accordance with the terms of the merger agreement, the Hillshire Brands board of directors withdrew its recommendation of the acquisition of Pinnacle Foods following receipt of the unilaterally binding offer from Tyson Foods, Inc. (NYSE: TSN) to acquire Hillshire Brands for $63.00 per share. Consistent with its duties, the Hillshire Brands board will promptly review the Tyson offer.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in branded, convenient foods. The company generated approximately $4 billion in annual sales in fiscal 2013, has more than 9,000 employees, and is based in Chicago. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery, Van’s Natural Foods and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island premium jerky. For more information on the company, please visit www.hillshirebrands.com.